Exhibit 1(a)(3)

ADDENDUM TO MASTER AGENCY AGREEMENT

     This is an Addendum dated as of October 12, 2006 to the Master Agency Agreement between JPMorgan Chase & Co. (the “Company”) and J.P. Morgan Securities Inc. (“JPMSI”), dated December 1, 2005 (the “Agreement”). Capitalized terms not otherwise defined herein shall have the same meaning as in the Agreement or in the applicable exhibit thereto, as the case may be. Notwithstanding any language in the Agreement or in the applicable exhibit thereto to the contrary, the parties hereto agree and acknowledge as follows:

1.	Each reference in the Agreement and Exhibits B, C, D, D-1 and D-2 thereto to “due more than nine months from the date of issue” is hereby deleted in its entirety.

2.	Each reference in the Agreement and the exhibits thereto to “a prospectus supplement” is hereby deleted and replaced with “prospectus supplements”.

3.	Each reference in the Agreement and Exhibits D, D-1 and D-2 and E thereto to a “prospectus supplement dated December 1, 2005” shall mean and be a reference to both the Prospectus Supplement dated December 1, 2005 and the Prospectus Supplement dated October 12, 2006.

4.	The Administrative Procedures under Exhibit C are hereby amended by deleting the information under “Note Maturities:” in its entirety and inserting in its stead the following:

“Unless otherwise specified in the applicable pricing
supplement, each Book-Entry Note will mature on a date not
less than nine months or more than thirty years after the
Original Issue Date for such Note.”

JPMORGAN CHASE & CO.	J.P. MORGAN SECURITIES INC.

By: /s/ LE ROY DAVIS	By: /s/ SCOTT MITCHELL
Name: Le Roy Davis	Name: Scott Mitchell
Title: Managing Director	Title: Vice President